UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of Earliest Event Reported): October 3, 2008
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TRANSATLANTIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-10545 (Commission File Number)	13-3355897 (IRS Employer Identification No.)
80 Pine Street New York, New York 10005 (Address of principal executive offices) (Zip Code)

(212) 770-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On October 3, 2008, Transatlantic Holdings, Inc. (”the Company”) adopted a retention program pursuant to which it approved retention letters (the “Retention Letters”), for approximately 100 senior employees, including Robert F. Orlich, Chairman, President & CEO, Steven S. Skalicky, Executive Vice President & CFO, Paul A. Bonny, Executive Vice President & President-International Operations, Javier Vijil, Executive Vice President & President-Latin America and Caribbean Division, and Michael Sapnar, Executive Vice President-Domestic Operations.  Under the Retention Letters, employees will be eligible for a retention bonus (the “Bonus”) subject to the terms and conditions thereof.  The Bonus for each employee will be equal to a percentage of such employee’s annual base salary (200% for Mr. Orlich, 150% for the other named executives and 50-100% for the other employees).  The Bonus will be payable 60% on December 15, 2008, subject to the employee’s continuing employment through such date ,and the remaining 40% on July 15, 2009, subject to the employee’s continuing employment through such date.  If a participating employee is terminated prior to July 15, 2009 by the Company without Cause (as defined), or by the Executive with Good Reason (as defined) or due to Disability (as defined), the entire unpaid portion of the Bonus shall be paid to such employee within ten days of the termination.  If, prior to December 31, 2009, the participant’s employment is terminated by the Company for Cause or by the employee without Good Reason, the employee shall return to the Company any portion of the Bonus (including all amounts deducted for withholding) received prior to the date of such termination.  Each Retention Letter provides that the employee will not solicit employees, customers or clients of the Company during  his or her employment with the Company and for the period following termination of such employment and ending on the earlier of the first anniversary thereof and December 31, 2010.

On October 3, 2008, the Company also amended the plans under which the Company issues restricted stock units to provide for treatment upon a Change in Control (as defined).  The 2003 Stock Incentive Plan has been amended to provide that all restrictions on awards in the form of restricted stock or restricted stock units will lapse, unless otherwise set forth in an award agreement, upon a termination by the Company without Cause or by the participant with Good Reason within 24 months after a Change in Control.  The Partners Plan and Senior Partners Plan have been amended such that, unless otherwise set forth in an award agreement, upon a termination by the Company without Cause or by the participant with Good Reason within 24 months after a Change in Control, (i) all outstanding earned performance restricted stock units that have not yet become fully vested shall immediately become vested upon such termination of employment and (ii) a pro rata portion of all performance based restricted stock units for which the performance period has not yet been completed shall vest in an amount equal to the product of (1) the number of performance based restricted stock units that would had been earned had the performance period ended on the last day of the calendar month preceding termination (based on the performance through that date) and (2) a fraction, the numerator of which is the number of whole calendar months in such shortened performance period and the denominator of which is 24 for the Partners Plan and 36 for the Senior Partners Plan.  In addition, all three plans have been amended to provide that , unless otherwise set forth in the agreement providing for such transaction, upon the occurrence of any transaction in which the number of the Company’s outstanding shares are increased  or, decreased, or  such shares are exchanged for other shares, then each outstanding share of restricted stock and each restricted stock unit will be adjusted so that it will instead represent  the same number and kind of shares, cash or property that each holder of a share of common stock was entitled to receive in the transaction in respect of such share ..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 9, 2008

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Gary A. Schwartz
Gary A. Schwartz
Senior Vice President and General Counsel